EXHIBIT 10.2

PHILLIPS-VAN HEUSEN CORPORATION

2006 STOCK INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

NOTICE OF PERFORMANCE SHARE AWARD

Phillips-Van Heusen Corporation (the “Company”) grants to the Grantee named below, in accordance with the terms of the Phillips-Van Heusen Corporation 2006 Stock Incentive Plan (the “Plan”) and performance share award agreement (this “Agreement”), the number of performance shares (the “Performance Shares”) provided as follows:

GRANTEE
TARGET NO. OF PERFORMANCE SHARES
PERFORMANCE PERIOD
DATE OF GRANT
SETTLEMENT SCHEDULE

Performance Shares will be settled within two and one-half months of the last day of the Performance Period, subject to achievement and certification of performance goals described in this Agreement and the Grantee being employed by the Company through such date, except as otherwise provided herein.

AGREEMENT

1.

Grant of Award.  The Company hereby grants to the Grantee the Performance Shares, settlement of which is dependent upon the achievement of certain performance goals more fully described in Section 2(d) of this Agreement.  This Award is subject to the terms, definitions and provisions of the Plan and this Agreement.  All terms, provisions, and conditions applicable to the Performance Shares set forth in the Plan and not set forth herein are incorporated by reference.  To the extent any provision hereof is inconsistent with a provision of the Plan, the provision of the Plan will govern.  All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.

Settlement of Award.

a.

Right to Award.  The Performance Shares awarded pursuant to this Agreement represent the opportunity to receive Shares of the Company if performance goals outlined in Section 2(d) of this Agreement are satisfied.

b.

Settlement of Award.  Settlement shall occur on a date chosen by the Committee, which date shall be no later than the 15th day of the third month of the calendar year following the last day of the Performance Period.  Settlement is contingent upon the Grantee remaining in the employment or service of the Company or its Subsidiaries through the settlement date, except as otherwise provided in Section 3.

The Company may require the Grantee to furnish or execute such documents as the Company shall reasonably deem necessary (i) to evidence such settlement and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other Applicable Law.

c.

Method of Settlement.  The Company shall deliver to the Grantee one Share for each Performance Share earned, less any Shares withheld in accordance with Section 2(d) of this Agreement.  Share certificates shall be issued in the name of the Grantee (or of the person or persons to whom such Award was transferred in accordance with Section 4 of this Agreement).

Effective 4/30/08

Determination of the Number of Performance Shares Earned.  The number of Performance Shares earned, if any, is based on a combination of earnings per share and return on equity at the end of the Performance Period, determined in accordance with the schedule annexed hereto as Exhibit A.

d.

Taxes.  Pursuant to Section 14 of the Plan, the Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Award.  The Company may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. To the extent permitted by the Committee, the Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory tax withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact).  Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

3.

Termination of Employment.

a.

If the Grantee’s employment terminates during a Performance Period by reason of his or her death, his or her estate shall receive the Performance Shares that would otherwise have been delivered to the Grantee for the Performance Period if the plan target level were achieved, prorated to the portion of the Performance Period actually worked by the Grantee.

b.

If the Grantee’s employment terminates during a Performance Period by reason of his or her disability, the Grantee shall receive the Performance Shares, if any, that would otherwise have been delivered to the Grantee for the Performance Period, prorated to the portion of the Performance Period actually worked by the Grantee.

c.

If the Grantee’s employment terminates during a Performance Period by reason of his or her Retirement, the Grantee shall receive the Performance Shares, if any, which would otherwise have been payable to the Grantee for the Performance Period, prorated to the portion of the Performance Period actually worked by the Grantee; provided, however, that if a Grantee retires prior to 12 months following the commencement of a Performance Period, no Performance Shares shall be delivered.

d.

If the Grantee’s employment terminates during a Performance Period by reason of his or her discharge without Cause or for any reason which would constitute grounds for the Grantee to voluntarily terminate his or her employment for “good reason” under the terms of the Grantee’s employment agreement, if any, with the Company or a Subsidiary, the Grantee shall receive the Performance Shares, if any, which would otherwise have been payable to the Grantee for the Performance Period, prorated to the portion of the Performance Period actually worked by the Grantee; provided, however, that if a Grantee terminates employment by reason of his or her discharge without Cause or for “good reason” prior to 12 months following the commencement of a Performance Period, no Performance Shares shall be delivered.

e.

If the Grantee’s employment terminates after the end of a Performance Period but prior to the date of settlement of the Performance Shares due to his or her death, disability, Retirement or discharge without Cause or voluntary termination for “good reason”, the Grantee shall receive the Performance Shares, if any, which would otherwise have been delivered to the Grantee for the Performance Period.

f.

Notwithstanding the foregoing, in the event that there shall be a Change in Control during a Performance Period, the Grantee shall be entitled to receive Performance Shares equal to the Performance Shares payable to the Grantee if the plan target level for the Performance Period had been achieved prorated to the portion of the Performance Period actually worked by the Grantee through the date of the Change in Control.

4.

Transferability of Award.

The Award may not be transferred, pledged, assigned, or otherwise disposed of, except (i) by will or the laws of descent and distribution or (ii) for no consideration, subject to such rules and conditions as may be established by the Committee, to a member or members of the Grantee’s Immediate Family.  For purposes of this Award Agreement, the Grantee’s “Immediate Family” means the Grantee’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, former spouse, siblings, nieces, nephews, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships or any person sharing the Grantee’s household (other than a tenant or employee).

5.

Miscellaneous Provisions.

a.

Rights as a Stockholder.  Neither the Grantee nor the Grantee’s representative shall have any rights as a stockholder with respect to any Shares subject to this Award until the Award has been settled and Share certificates, if any, have been issued to the Grantee, transferee or representative, as the case may be.

b.

Regulatory Compliance and Listing.  The issuance or delivery of any certificates representing Shares issuable pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of the New York Stock Exchange, and any applicable requirements under any other Applicable Law, and the Company shall not be obligated to deliver any such Shares to the Grantee if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority or the New York Stock Exchange, or the Grantee shall not yet have complied fully with the provisions of Paragraph 2(e) hereof.  The Company shall not be liable to the Grantee for any damages relating to any delays in issuing the certificates to the Grantee, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or the certificates themselves.

c.

Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

d.

Modification or Amendment.  This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 16 and Section 18(b) of the Plan may be made without such written agreement.

e.

Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

f.

References to Plan.  All references to the Plan shall be deemed references to the Plan as may be amended.

g.

Headings.  The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Award for construction or interpretation.

h.

Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting.  The resolution of such dispute by the Board or the Committee shall be final and binding on all persons.

i.

Section 409A of the Code.  The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section

409A of the Code, and any related regulations or other effective guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service.

j.

Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

PHILLIPS-VAN HEUSEN CORPORATION

By: ______________________________

Name:

Title:

The Grantee represents that s/he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof.  The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

Dated:______________________________   Signed:___________________________________

Grantee

EXHIBIT A